Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Urgent.ly Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share(2)	Other	194,791,790	$0.45	(3)	$87,656,305.50	$0.0001102	$9,660.00
Equity	Warrants to purchase Common Stock (4)	Other	13,824,976	$0.026	(5)	$359,449.38	$0.0001102	$39.61
	Total Offering Amounts					$88,015,754.88		$9,699.61
	Total Fee Offsets
	Net Fee Due					$88,015,754.88		$9,699.61

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Relates to common stock, $0.001 par value per share (“Common Stock”), of Urgent.ly Inc.(“Urgently”), issuable to holders of ordinary shares, no par value per share (“Ordinary Shares”) of Otonomo Technologies, Ltd., (“Otonomo”), in the proposed merger (the “Merger”) of U.O Odyssey Merger Sub, Ltd., a direct wholly owned subsidiary of Urgently, with and into Otonomo, with Otonomo surviving the Merger as a direct wholly owned subsidiary of Urgently. The amount of Common Stock to be registered includes the estimated maximum number of shares of Common Stock that are expected to be issued in connection with the Merger, without taking into account the effect of any reverse stock split of Common Stock, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the Merger) of approximately 1.31 shares of Common Stock for each outstanding Ordinary Share (the “Exchange Ratio”).

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) of the Securities Act, based upon the average of the high and low prices of Ordinary Shares as reported on the Nasdaq Capital Market on May 11, 2023 (such date being within five business days of the date that this registration statement was first filed with the SEC).

(4)

Relates to warrants to purchase Common Stock (“Warrants”) issuable to holders of warrants to purchase Ordinary Shares in the proposed Merger. The amount of Warrants to be registered includes the estimated maximum number of Warrants that are expected to be issued in connection with the Merger, without taking into account the effect of any reverse stock split and assuming the Exchange Ratio.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) of the Securities Act, based upon the average of the high and low prices of warrants to purchase Ordinary Shares as reported on the Nasdaq Capital Market on May 12, 2023 (such date being within five business days of the date that this registration statement was first filed with the SEC).

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A